NULL-LAIRSON






Securities  and  Exchanges  Commission
Washington,  D.C.  20549

Gentlemen:

We were previously principal accountants for ESCO Transportation, Co. and we have reviewed the disclosure contained in Form 10-KSB for year ended December 31, 1998 including Item 8, regarding changes in and disagreements with accountants on accounting and financial disclosure regarding the Registrant's certifying accountant and we agree with the statements made therein.

Very  truly  yours,


/S/  Null-Lairson,  P.C.
------------------------
Null-Lairson,  P.C.
Certified  Public  Accountants


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